Exhibit 99.1

AT THE COMPANY

Clifford Bolen

CEO, President

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 31, 2006

Vita Announces Retirement of Subsidiary CEO

Chicago, IL, August 31, 2006 —Vita Food Products, Inc. (AMEX: VSF) announced that Terry W. Hess has retired from his position as Chief Executive Officer of Vita Specialty Foods, Inc., the Company’s wholly-owned subsidiary, effective Friday, August 25, 2006.  Mr. Hess will, however, continue to serve as Vice Chairman of the Company’s Board of Directors.  He will also remain at the Company during the transition period.

Cliff Bolen, the Company’s President and Chief Executive Officer, stated “I have known Terry since the acquisition of Virginia Honey five years ago and have greatly valued our working relationship and respect him as a business partner and a committed family man.  On behalf of the entire Company, I wish to acknowledge our deep appreciation for the significant contributions that Terry has made in operating both Virginia Honey Company and our Vita Specialty Foods division.”

Mr. Hess added “It has been a privilege to work with such an outstanding staff and I wish them and the company continued success.  I am looking forward to the next chapter in my life in building a Family Fun Center with my wife Julie and our four children.”

Mr. Hess joined the Company as President of Virginia Honey Company and a director of the Company in July 2001 when Virginia Honey, of which he served as President/Owner and a director since 1997, was acquired by the Company. He became Chief Executive Officer of Vita Specialty Foods, responsible for the overall operations with an emphasis on sales and production, in November 2002, when Virginia Honey merged into Vita Specialty Foods.  Mr. Hess was appointed as Vice Chairman of the Company’s Board in October 2005.  He also served as a member of the Office of the Chief Executive from March 2006 to August 2006.  Prior to his purchase of Virginia Honey, Mr. Hess had an extensive background in banking for 18 years, including serving as Senior Vice President of One Valley Bank, responsible for nine offices and a $60 million consumer loan portfolio. Mr. Hess is on the United Way Board, American Cancer Board and is a director and member of the loan committee of Centra Bank, a publicly held entity. Mr. Hess attended Shepherd College in Shepherdstown, WV and Louisiana State University Graduate School of Banking.

The Company’s Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce,

tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, meat enhancements and salsas.  The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam® and Budweiser® brands.

For more information visit www.vitafoodproducts.com.

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.